

Adrian Ghenie (b. 1977)



In 2022, Adrian Ghenie had the highest transaction volume for all artists aged 45 and under worldwide.

INVESTMENT THESIS

Initial Offering Price
$1,780,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$8m
$6m
$4m
$2m
$0
11
13
15
17
19
21
23

Annual Growth of Record Price
68.6%

Sharpe Ratio (2014-2022) watch video

Adrian Ghenie	Not enough data
All Art	0.55
S&P 500	0.56

41% Progress

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Adrian Ghenie

(b. 1977)

Why we like this offering

1. The Artwork exemplifies Adrian Ghenie's haunting hybridization of representation and abstraction inspired by his dual interest in old master painting and Abstract Expressionism.
2. This formal tension reflects Ghenie's controversial subject matter, which seeks to understand people's mindsets in dark moments of social tumult.
3. The artist's interest in cinematography also infuses his work with dramatic lighting and compositions that resemble a set design.
4. The Artwork oscillates between representation and abstraction. Adrian Ghenie strategically paints brushstrokes to delineate a glass coffee table with a red couch behind it in the foreground of a warmly lit, neutral brown interior. Two disembodied socked legs sit on the couch, and exaggerated swaths of pale, fleshy pigment replace the figure's torso. The upper half of the canvas explodes into a completely abstract collection of gestural red, brown, white, gray and black brushstrokes.
5. Ghenie's market skyrocketed after Christie's owner François Pinault acquired the artist's diptych "Nickelodeon" (2008) from his first solo exhibition in London at Haunch of Venison in 2009. In 2016, Christie's London sold "Nickelodeon" (2008) for a 16,000% price increase of $9,054,022, activating the artist's market.
6. Similar abstract paintings depicting one figure make up four of Adrian Ghenie's top ten auction records, and are led by "Pie Fight Interior 12" (2014), which sold for $10,326,314 in May 2022, "Collector I" (2008), which sold for $8,496,590 in May 2021, and "Charles Darwin at the Age of 75" (2014), which sold for $7,424,700 in December 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$70,932,383	42	$8,662,588

Average Prices



1.8M
1.3M
886.7K
443.3K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year



70.9M
53.2M
35.5M
17.7M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
68
51
34
17
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$1,780,000**
Offering Circular	sec.gov/edgar

Painting







About Adrian Ghenie

Adrian Ghenie (b. 1977) is a contemporary painter recognized for his colorful, abstracted compositoons laden with art historical references. Ghenie lives and works between Berlin and Cluj-Napoca, and is represented by Pace Gallery in New York, Thaddaeus Ropac in Paris, Galerie Judin in Berlin, Tim Van Laere in Antwerp, and Plan B in Cluj-Napoca.

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ADRIAN
GHENIE

B. 1977, ROMANIA

Oil on canvas | 92 × 68 in. (244 × 142 cm.)

Adrian Ghenie (b. 1977, Baia Mare, Romania) is a prolific contemporary artist best known for his multilayered gestural paintings that hybridize old master and avant-garde painting techniques.



$1,780,000
INITIAL OFFERING

68.6%
ANNUAL APPRECIATION OF RECORD PRICE[2]

18.2%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,3]

2.2%
MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Artwork exemplifies Adrian Ghenie's haunting hybridization of representation and abstraction inspired by his dual interest in old master painting and Abstract Expressionism. This formal tension reflects Ghenie's controversial subject matter, which seeks to understand people's mindsets in dark moments of social tumult. The artist's interest in cinematography also infuses his work with dramatic lighting and compositions that resemble a set design. The Artwork oscillates between representation and abstraction. Adrian Ghenie strategically paints brushstrokes to delineate a glass coffee table with a red couch behind it in the foreground of a warmly lit, neutral brown interior. Two disembodied socked legs sit on the couch, and exaggerated swaths of pale, fleshy pigment replace the figure's torso. The upper half of the canvas explodes into a completely abstract collection of gestural red, brown, white, gray and black brushstrokes. Similar abstract paintings depicting one figure make up four of Adrian Ghenie's top ten auction records, and are led by "Pie Fight Interior 12" (2014), which sold for $10,326,314 at Christie's Hong Kong on May 26, 2022, "Collector I" (2008), which sold for $8,496,590 at Christie's Hong Kong on May 24, 2021, and "Charles Darwin at the Age of 75" (2014), which sold for $7,424,700 at Christie's Hong Kong on December 1, 2021. A slightly larger, but very similar work created the same year as the Artwork just sold at auction this past spring when "Figure on the Beach" (2019) sold for $2,523,596 at Sotheby's Hong Kong on April 5, 2023.

In addition to many gallery exhibitions, Adrian Ghenie has been the subject of solo exhibitions at the Museum of Contemporary Art in Denver, the Stedelijk Museum voor Actuele Kuns in Ghent, and National Museum of Contemporary Art in Bucharest. In 2015, he presented his installation Darwin's Room in the Romanian Pavilion at

IN 2016, CHRISTIE'S LONDON SOLD "NICKELODEON" (2008) FOR A 16,000% PRICE INCREASE OF $9,054,022, ACTIVATING THE ARTIST'S MARKET. GHENIE'S IMPRESSIVE ARTIST-RECORD WAS SURPASSED IN 2022, WHEN "PIE FIGHT INTERIOR 12" (2014) SOLD FOR $10,326,314 AT CHRISTIE'S HONG KONG ON MAY 26, 2022, FOLLOWED BY "DEGENERATE ART" (2016), WHICH SOLD FOR $9,286,700 AT SOTHEBY'S NEW YORK ON MAY 19, 2022.

the 56th Venice Biennale. Ghenie's work is also held in numerous prestigious public collections, including the Hammer Museum in Los Angeles, the Los Angeles Museum of Contemporary Art, the Museum van Hedendaagse Kunst in Antwerp, the San Francisco Museum of Modern Art, and the Stedelijk Museum voor Actuele Kuns in Ghent. Ghenie's market skyrocketed after Christie's owner François Pinault acquired the artist's diptych "Nickelodeon" (2008) from his first solo exhibition in London at Haunch of Venison in 2009. In 2016, Christie's London sold "Nickelodeon" (2008) for a 16,000% price increase of $9,054,022, activating the artist's market. Ghenie's impressive artist-record was surpassed in 2022, when "Pie Fight Interior 12" (2014) sold for $10,326,314 at Christie's Hong Kong on May 26, 2022, followed by "Degenerate Art" (2016), which sold for $9,286,700 at Sotheby's New York on May 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[1,3]


$7M
$5.3M
$3.5M
$1.8M
2013
2014
2015
2015
2016
2017
2018
2018
2019
2020
2021
2021
2022
2023

Adrian Ghenie (b. 1977, Baia Mare, Romania) is a prolific contemporary artist best known for his multilayered gestural paintings that hybridize old master and avant-garde painting techniques. In 2001, Ghenie graduated from the University of Art and Design in Cluj. In 2005, Ghenie co-founded Galeria Plan B in Cluj and held his first solo exhibition, If You Open it You Get Dirty, at the exhibition space the following year. Galeria Plan B opened a second location in Berlin in 2008, and Ghenie began splitting his time between both cities until 2013, when he settled permanently in Berlin. His paintings explore tumultuous historical subjects and events like the psyche of infamous historical figures and the traumatic effects of the dictatorship in his home country. His fascination with cinema is visible in his use of high contrast lighting and set design-inspired compositions. As of June 29, 2023, Adrian Ghenie is represented by Pace, Thaddaeus Ropac, and Nicodim, and continues to live and work in Berlin.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Adrian Ghenie have a record price compound annual growth rate ("CAGR") of 68.6% from March 8, 2011 to December 31, 2022. This calculation is based on (i) a record price of $18,000 on March 8, 2011, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,662,588, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Adrian Ghenie with the following criteria: Abstract figurative oil on canvas paintings created since 2010 that measure under 105 inches by 105 inches, excluding bust-length portraits, such as works from the Lidless Eye series. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.2% CAGR implied from selected sales occurring from October 29, 2013 to April 5, 2023.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Adrian Ghenie is 2.2%, which is based on 9 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Adrian Ghenie was October 16, 2014 and ending on the last date a repeat sale occurred for such artist, which in the case of Adrian Ghenie was October 13, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.